UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 27, 2007
ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 30, 2007, Royal Gold, Inc. (“Royal Gold”) entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Battle Mountain Gold Exploration Corp. (“Battle Mountain”) and Royal Battle Mountain, Inc. (“Merger Sub”), a newly-formed and wholly-owned subsidiary of Royal Gold. The Merger Agreement amends and restates the Agreement and Plan of Merger dated as of April 17, 2007 by and among Royal Gold, Battle Mountain and the Merger Sub pursuant to which Merger Sub will be merged into Battle Mountain with Battle Mountain surviving as a wholly-owned subsidiary of Royal Gold (the “Merger”).
     Under the Merger Agreement, each outstanding share of Battle Mountain common stock will be converted into the right to receive, at the election of each Battle Mountain stockholder, either (i) a number of shares of Royal Gold common stock to be determined at closing (“Stock Election”) or (ii) approximately $0.55 in cash (“Cash Election”), in each case assuming 91,563,506 shares of Battle Mountain common stock will be issued and outstanding immediately prior to the effective time of the merger. The per share consideration, if a holder of Battle Mountain common stock makes a Stock Election, will be based on the average price per share of Royal Gold common stock as reported on the NASDAQ Global Select Market for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. If the average price is below $29.00, the per share stock consideration will be determined based on an aggregate of 1,634,410 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0179 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price of Royal Gold common stock is $30.18 or above, the per share stock consideration will be determined based on an aggregate of 1,570,507 shares of Royal Gold common stock and the holders of shares of Battle Mountain common stock would receive 0.0172 shares of Royal Gold common stock for each share of Battle Mountain common stock. If the average price is above or equal to $29.00 but less than $30.18, then the per share consideration for each share of Battle Mountain common stock would be proportionally adjusted based on the average price of Royal Gold common stock, using $47,397,901.26 as the aggregate purchase price. The per share consideration if a holder of Battle Mountain common stock makes a Cash Election will be based on a maximum amount of $50,359,928 as the aggregate purchase price.
     The stock consideration and cash consideration payable in the Merger are subject to pro rata adjustment based on the number of issued and outstanding shares of Battle Mountain common stock immediately prior to the effective time of the Merger and a potential reduction or holdback of approximately 0.0006 shares of Royal Gold common stock on a per share basis, in the case of a Stock Election, or $0.017 on a per share basis, in the case of a Cash Election, based on the cost of settling certain Battle Mountain litigation.
     Each of Royal Gold and Battle Mountain has made customary representations, warranties and covenants in the Merger Agreement. The closing of the Merger is subject to various closing conditions, including approval by the Battle Mountain shareholders, satisfactory completion of Royal Gold’s due diligence on Battle Mountain, receipt of any regulatory approvals, settlement of the litigation giving rise to the contingent liabilities described above, and satisfaction of other customary conditions.

     The Merger Agreement contains certain termination rights for both Royal Gold and Battle Mountain. If the Merger Agreement is terminated under certain specified circumstances, Battle Mountain will be required to pay Royal Gold $1.0 million plus Royal Gold’s expenses incurred in the transaction, and, in some circumstances, an additional $2.5 million. If the Merger Agreement is terminated under alternate specified circumstances, Royal Gold will be required to pay Battle Mountain $1.0 million plus Battle Mountain’s expenses incurred in the transaction.
     The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference into this Item 1.01. On July 31, 2007, Royal Gold made a press release announcing the entry into the Merger Agreement. A copy of the press release making the announcement is filed hereto as Exhibit 99.1 and incorporated by reference into this Item 1.01.
     In connection with the Merger Agreement, on July 27, 2007, the chief financial officer of Battle Mountain, David Atkinson, and each of the non-employee directors of Battle Mountain, Anthony E. W. Crews, Robert Connochie, Christopher Herald and Brian Labadie, gave Royal Gold an irrevocable proxy to vote in favor of the Merger and against any proposal in opposition to or in competition with the Merger. A form of the irrevocable proxy is filed hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
     On July 30, 2007, Royal Gold, Battle Mountain and BMGX (Barbados) Corporation (with Battle Mountain, the “Borrowers”), Battle Mountain’s wholly-owned subsidiary, entered into the First Amendment to the Bridge Facility Agreement (the “First Amendment”) amending the Bridge Facility Agreement by and among Royal Gold and the Borrowers whereby Royal Gold agreed to make available to the Borrowers a bridge finance facility of up to $20 million. The First Amendment extends the maturity date of the bridge finance facility from March 28, 2008 to June 6, 2008. The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 10.2 hereto, and is incorporated by reference into this Item 1.01.
     Cautionary Statements
     The Merger Agreement has been included to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.
     The Merger Agreement contains representations and warranties that Royal Gold and Battle Mountain made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement between Royal Gold and Battle Mountain and may be subject to important qualifications and limitations agreed to by Royal Gold and Battle Mountain in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Royal Gold and Battle Mountain rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
     This communication is being made in respect of a proposed business combination involving Royal Gold and Battle Mountain and is not an offer to sell securities or the solicitation of an offer to buy securities. In connection with the proposed Merger, Royal Gold intends to file a registration statement on Form S-4, including a prospectus of Royal Gold and proxy statement of Battle Mountain, as well as other materials with the SEC. Investors are urged to read the registration statement, including the prospectus (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration statement and the prospectus, when they become available, as well as other filings containing information about Royal Gold and Battle Mountain, without charge, at the SEC’s web site (www.sec.gov). Copies of Royal Gold’s filings may also be obtained without charge from Royal Gold at its web site (www.royalgold.com) or by directing a request to Royal Gold Inc., Attn.: Secretary, 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202.
Item 8.01 Other Events
     On July 31, 2007, Royal Gold announced the entry into the Merger Agreement. A copy of the press release making the announcement is filed herewith as Exhibit 99.1 and incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

2.1	Amended and Restated Agreement and Plan of Merger, dated July 30, 2007, among Battle Mountain Gold Exploration Corp., Royal Gold, Inc. and Royal Battle Mountain, Inc.

10.1	Form of Irrevocable Proxy

10.2	First Amendment to the Bridge Facility Agreement, dated July 30, 2007, by and among Battle Mountain Gold Exploration Corp., BMGX (Barbados) Corporation and Royal Gold, Inc.

99.1	Press Release dated July 31, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary

Dated: August 2, 2007

Exhibit Index

Exhibit No.

2.1	Amended and Restated Agreement and Plan of Merger, dated July 30, 2007, among Battle Mountain Gold Exploration Corp., Royal Gold, Inc. and Royal Battle Mountain, Inc.

10.1	Form of Irrevocable Proxy

10.2	First Amendment to the Bridge Facility Agreement, dated July 30, 2007, by and among Battle Mountain Gold Exploration Corp., BMGX (Barbados) Corporation and Royal Gold, Inc.

99.1	Press Release dated July 31, 2007